    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF
      AN OFFER TO BUY THESE SECURITIES. THE EXCHANGE OFFER IS MADE SOLELY
               BY THE OFFERING CIRCULAR DATED FEBRUARY 18, 1998.

                                 $200,000,000
                                   BANC ONE
                                  CORPORATION
                NOTICE OF OFFER TO EXCHANGE SUBORDINATED NOTES
                  DUE 2019 FOR ANY AND ALL OF ITS OUTSTANDING
                      9 7/8% SUBORDINATED NOTES DUE 2009

     BANC ONE CORPORATION (the "Company"), is offering, upon the terms and subject to the conditions set forth in the Offering Circular dated February 18, 1998 (the "Offering Circular") and the accompanying Letter of Transmittal which together constitute the Company's offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $200,000,000 of its Subordinated Notes Due March 1, 2019 (the "New Notes") for a like principal amount of its issued and outstanding 9 7/8% Subordinated Notes Due March 1, 2009 (the "Old Notes") from the registered holders (individually, a "Holder" and collectively, the "Holders") thereof. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, an Indenture, dated as of March 3, 1997, between the Company and The Chase Manhattan Bank.

     The New Notes will have the same interest rate as the Old Notes until March 1, 2009, and, thereafter, the interest rate will be calculated for the final 10 years of maturity based on a fixed spread pricing formula

     For the Old Notes, a price (the "Reference Price of the Old Notes"] will be determined using a specified fixed spread pricing formula. The Reference Price of the Old Notes will be based on a yield (the "Reference Yield on the Old Notes") to the maturity date of the Old Notes equal to (i) the per annum yield on the 5 1/2% U.S. Treasury Note due February 15, 2008 plus (ii) 88 basis points. For the New Notes, a per annum interest rate (the "Extension Coupon") will be determined for the period from March 1, 2009 to the maturity date, March 1, 2019. This Extension Coupon (expressed as a percentage with two decimal places) will be such that the price of the New Notes (the "Reference Price of the New Notes") will be at least S15.00 greater than the Reference Price of the Old Notes per $1,000 principal amount thereof. The Reference Price of the New Notes will be based on a yield (the "Reference
Yield of the New Notes") to the maturity date of the New Notes equal to (i) the yield on the 6 3/8% U.S. Treasury Note due August 15, 2027 plus (ii) 100 basis points. For each $1,000 principal amount of Old Notes exchanged, the holder thereof will receive $l,000 principal amount of New Notes.

     The Extension Coupon and reference price, will be determined as of 2:00 p.m., New York City time, on the second business day prior to the expiration date, unless the expiration date is extended.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 18, 1998, UNLESS EXTENDED.


     The "Exchange Date" in respect of any Old Notes tendered and accepted for exchange will be the fifth New York City business day following the date on which such Old Notes are tendered and accepted for exchange. The terms of the Exchange Offer are more fully described in the Offering Circular.

     Information regarding the Exchange Offer, including the applicable Extension Coupon, reference prices, reference yields and other such information will be available on MCM "CorporateWatch" Service on Telerate Page 58248. In addition, holders of the Old Notes may obtain additional copies of the Offering Circular by contacting Georgeson & Company Inc., the Information Agent at the address or telephone number listed below. Holders of the Old Notes may ascertain the Reference Yield of the Old Notes, the Reference Yield of the New Notes, the Reference Price of the Old Notes, the Reference Price of the New Notes and the current resulting Extension Coupon for the New Notes at a particular time by contacting Deutsche Morgan Grenfell Inc., the financial advisor, at (212) 469-7645 (call collect).

               THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:
                           GEORGESON & COMPANY INC.
                               Wall Street Plaza
                          88 Pine Street, 30th Floor
                           New York, New York 10005
                       Bankers and Brokers Call Collect:
                                (212) 440-9800
                          All Others Call Toll Free:
                                (800) 223-2064

February 18, 1998